UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Stellus Capital Investment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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STELLUS CAPITAL INVESTMENT CORPORATION
4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027
(713) 292-5400

April 29, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Stellus Capital Investment Corporation to be held on June 26, 2014 at 10:00 a.m., Central Time, at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027. Only stockholders of record at the close of business on April 21, 2014 are entitled to the notice of, and to vote at, the Annual Meeting, including any postponement or adjournment thereof.

Details regarding the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, and you are encouraged to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided. Your vote is important.

We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Robert T. Ladd
Chairman of the Board, President
and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 26, 2014.

Our proxy statement and annual report on Form 10-K for the year ended December 31, 2013 (“Annual Meeting”) are available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

STELLUS CAPITAL INVESTMENT CORPORATION
4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027
(713) 292-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2014

To the Stockholders of Stellus Capital Investment Corporation:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Stellus Capital Investment Corporation, a Maryland corporation (the “Company”), will be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on June 26, 2014, at 10:00 a.m., Central Time, for the following purposes:

1.	To elect two directors of the Company nominated by the Company’s Board of Directors (the “Board”) and named in this proxy statement who will serve for three years or until his successor is elected and qualified;
2.	To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current net asset value per share (“NAV”);
3.	To approve a proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to, or purchase our common stock in one or more offerings; and
4.	To transact such other business as may properly come before the meeting, or any postponement or adjournment thereof.

THE BOARD, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

The enclosed proxy statement is also available at www.stelluscapital.com (under the Stellus Capital Investment Corporation section). This website also includes copies of the form of proxy and the Company’s Annual Report to stockholders. Stockholders may request a copy of the proxy statement and the Company’s Annual Report by contacting our main office at (713) 292-5400.

You have the right to receive notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on April 21, 2014. Whether or not you expect to be present in person at the Annual Meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided. As a registered stockholder, you may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By Order of the Board,

W. Todd Huskinson
Chief Financial Officer, Chief
Compliance Officer, Secretary
and Treasurer

Houston, Texas
April 29, 2014

This is an important meeting. To ensure proper representation at the Annual Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope. You may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card Even if you vote your shares prior to the Annual Meeting, you still may attend the Annual Meeting and vote your shares in person.

Page
General	1
Annual Meeting Information	1
Voting Information	2
Information Regarding This Solicitation	4
Security Ownership of Certain Beneficial Owners and Management	5
Proposal 1 — Election of Directors	7
Certain Relationships and Related Transactions	15
Section 16(a) Beneficial Ownership Reporting Compliance	15
Executive Compensation	15
Proposal 2 — Authorize the Company to Sell or Otherwise Issue Up to 25% of the Company’s Outstanding Common Stock at an Offering Price That is Below the Company’s Then Current NAV	16
Proposal 3 — Authorize the Company to Issue Warrants, Options or Rights to Subscribe to, Convert to, or Purchase Our Common Stock in One or More Offerings	20
Principal Accountant Fees and Services	24
Audit Committee Report	24
Other Business	26
Submission of Stockholder Proposals	26
Privacy Principals	26

i

STELLUS CAPITAL INVESTMENT CORPORATION
4400 Post Oak Parkway, Suite 2200
Houston, Texas 77027
(713) 292-5400

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Stellus Capital Investment Corporation a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 26, 2014, at 10:00 a.m. Central Time at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 and at any postponements or adjournments thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are first being sent to stockholders on or about April 29, 2014.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, and the Company receives it in time for the Annual Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. This proxy statement is also available via the Internet at www.stelluscapital.com (under the Stellus Capital Investment Corporation section). The website also includes electronic copies of the form of proxy and the Company’s Annual Report. If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. This program provides eligible stockholders who receive a copy of the Company’s Annual Report on Form 10-K and proxy statement, either by paper or electronically, the opportunity to vote via the Internet or by telephone. If your voting form does not reference Internet or telephone voting information, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

ANNUAL MEETING INFORMATION

Date and Location

We will hold the Annual Meeting on June 26, 2014, at 10:00 a.m. Central Time at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027.

Admission

Only record or beneficial owners of the Company’s common stock as of the close of business on April 21, 2014 or their proxies may attend the Annual Meeting. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Purpose of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	To elect two directors of the Company nominated by the Company’s Board and named in this proxy statement who will serve for three years or until his successor is elected and qualified;
2.	To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current net asset value per share;
3.	To approve a proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to, or purchase our common stock in one or more offerings; and
4.	To transact such other business as may properly come before the meeting, or any postponement or adjournment thereof.

VOTING INFORMATION

Record Date and Quorum Required

The record date of the Annual Meeting is the close of business on April 21, 2014 (the “Record Date”). You may cast one vote for each share of common stock that you own as of the Record Date.

A quorum of stockholders must be present for any business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast as of the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. On the Record Date, there were 12,113,257 shares outstanding and entitled to vote. Thus, 6,056,629 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If a quorum is not present at the Annual Meeting, the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit further solicitation of proxies.

Submitting Voting Instructions for Shares Held Through a Broker

If you hold shares of common stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of common stock through a broker, bank or other nominee and you want to vote in person at the meeting, you must obtain a legal proxy from the record holder of your shares and present it at the meeting. If you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be permitted to vote your shares on any proposal considered at the meeting.

Authorizing a Proxy for Shares Held in Your Name

If you are a record holder of shares of common stock, you may authorize a proxy to vote on your behalf by mail, as described on the enclosed proxy card. Authorizing a proxy will not limit your right to vote in person at the meeting. A properly completed, executed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke the proxy. If you authorize a proxy without indicating your voting instructions, the proxyholder will vote your shares according to the Board’s recommendations.

Revoking Your Proxy

If you are a stockholder of record, you can revoke your proxy by (1) delivering a written revocation notice prior to the Annual Meeting to our Secretary, W. Todd Huskinson, at 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027; (2) delivering a later-dated proxy that we receive no later than the opening of the polls at the meeting; or (3) voting in person at the meeting. If you hold shares of common stock through a broker, bank or other nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions. Attending the Annual Meeting does not revoke your proxy unless you also vote in person at the meeting.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed	Effect of Absentions and Broker Non-Votes
Proposal 1 — To elect two directors of the Company nominated by the Company’s Board and named in this proxy statement who will serve for three years or until his successor is elected and qualified.	Affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon at the Annual Meeting.	No	Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote.
Proposal 2 — To approve a proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price that is below the Company’s then current NAV per share.	Pursuant to the Investment Company Act of 1940 (the “1940 Act”), approval of this proposal requires the affirmative vote of: (i) a “majority of the outstanding shares of common stock” of the Company; and (ii) a “majority of the outstanding shares of common stock” of the Company which are not held by affiliated persons of the Company, which includes our directors, officers, employees and 5% stockholders.	No	Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.
For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares common stock” as: (A) 67% or more of the shares of common stock present at the Annual Meeting if the holders of more than 50% of the outstanding shares of common stock of the Company are present or represented by proxy; or (B) 50% of the outstanding shares of common stock of the Company, whichever is the less.
Proposal 3 — To approve Company authorization to issue warrants, options or rights to subscribe to, convert to, or purchase our common stock in one or more offerings.	Affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon at the Annual Meeting.	No	Because abstentions will not be included in determining the number of votes cast, an abstention will have no effect on this proposal.

INFORMATION REGARDING THIS SOLICITATION

The Company will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing, and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mail, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or regular employees of the Company (for which no director, officer or regular employee will receive any additional or special compensation).

The Company has engaged the services of Broadridge Financial Solutions, Inc. for the purpose of assisting in the solicitation of proxies at an anticipated cost of approximately $6,500 plus reimbursement of certain expenses and fees for additional services requested. Please note that Broadridge Financial Solutions, Inc. may solicit stockholder proxies by telephone on behalf of the Company. They will not attempt to influence how you vote your shares, but only ask that you take the time to authorize your proxy. You may also be asked if you would like to authorize your proxy over the telephone and to have your voting instructions transmitted to the Company’s proxy tabulation firm.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokerages and other institutional holders of record have implemented householding. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request information about householding of their communications should contact their brokers or other intermediary holder of record. You can notify us by sending a written request to: W. Todd Huskinson, Secretary, Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200 Houston, Texas 77027, or by calling (713) 292-5400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 25, 2014, the beneficial ownership of each current director, each nominee for director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 25, 2014 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 12,113,257 shares of common stock outstanding as of April 25, 2014.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027.

The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class
Interested Directors
Robert T. Ladd	80,313	*
Dean D’Angelo	58,219	*
Joshua T. Davis	73,661	*
Independent Directors
J. Tim Arnoult	10,870	*
Bruce R. Bilger	37,646	*
Paul Keglevic	1,911	*
William C. Repko	10,000	*
Executive Officers
W. Todd Huskinson	10,245	*
Executive officers and directors as a group	282,865	2.3%
5% Holders
DC Funding SPV 2, L.L.C.(2)	1,875,858	15.5%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
(2)	This information regarding DC Funding SPV 2, L.L.C. is based on information included in the Schedule 13G filed by DC Funding SPV 2 L.L.C. with the SEC on February 14, 2014.

The following table sets forth as of April 25, 2014, the dollar range of our securities owned by our directors and executive officers.

Name	Dollar Range of Equity Securities Beneficially Owned(1)
Interested Director:
Robert T. Ladd	over $100,000
Dean D’Angelo	over $100,000
Joshua T. Davis	over $100,000
Independent Directors:
J. Tim Arnoult	over $100,000
Bruce R. Bilger	over $100,000
Paul Keglevic	$10,001 – $50,000
William C. Repko	over $100,000
Executive Officers:
W. Todd Huskinson	over $100,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board. Pursuant to our articles of incorporation, the number of directors on our Board is currently fixed at seven directors and is divided into three classes. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualified. At each Annual Meeting, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or any director's earlier resignation, death or removal.

Joshua T. Davis and Bruce R. Bilger have been nominated for re-election for a three year term expiring in 2017. Mr. Davis and Mr. Bilger has each indicated his willingness to continue to serve if elected and has consented to be named as a nominee. Neither Mr. Davis nor Mr. Bilger is being nominated to serve as a director pursuant to any agreement or understanding between him and the Company.

A stockholder can vote for or withhold his or her vote for the nominee. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named in this proxy statement. If either of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated by the Board as a replacement. The Board has no reason to believe that either nominee will be unable or unwilling to serve.

Required Vote

This proposal requires the affirmative vote of the holders of a plurality of the shares of stock outstanding and entitled to vote thereon. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to either of the nominees, your shares will not be voted with respect to the person indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

The Board unanimously recommends a vote “for” the election of each of the nominees named in this proxy statement.

Information about Directors and Executive Officers

Board of Directors

We have adopted provisions in our articles of incorporation that divide our board of directors into three classes. At each annual meeting, directors will be elected for staggered terms of three years (other than the initial terms, which extend for up to three years), with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Information regarding Messrs. Davis and Bilger, each of whom are being nominated for election as directors of the Company by the stockholders at the Annual Meeting, as well as information about our current directors whose terms of office will continue after the Annual Meeting is as follows:

Name	Year of Birth	Position	Director Since	Term Expires
Interested Directors
Robert T. Ladd	1956	Chairman, Chief Executive Officer, President and Chief Investment Officer	2012	2015
Dean D’Angelo	1967	Director	2012	2016
Joshua T. Davis	1972	Director	2012	2014
Independent Directors
J. Tim Arnoult	1949	Director	2012	2015
Bruce R. Bilger	1952	Director	2012	2014
Paul Keglevic	1954	Director	2012	2015
William C. Repko	1949	Director	2012	2016

The address for each of our directors is c/o Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027.

Executive Officers Who Are Not Directors

Information regarding our executive officers who are not directors is as follows:

Name	Year of Birth	Position
W. Todd Huskinson	1964	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary

The address for each of our executive officers is c/o Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027.

Biographical Information

The Board considered whether each of the directors is qualified to serve as a director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The board of directors will also consider whether each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. For the purposes of this presentation, our directors have been divided into two groups — independent directors and interested directors. Interested directors are “interested persons” as defined in the 1940 Act.

Independent Directors

J. Tim Arnoult has served as a member of our board of directors since 2012. Mr. Arnoult has over 30 years of banking and financial services experience. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, including its predecessors, including president of Global Treasury Services from 2005 – 2006, president of Global Technology and Operations from 2000 to 2005, president of Central U.S.

Consumer and Commercial Banking from 1996 to 2000 and president of Global Private Banking from 1991 to 1996. Mr. Arnoult is also experienced in mergers and acquisitions, having been directly involved in significant transactions such as the mergers of NationsBank and Bank of America in 1998 and Bank of America and FleetBoston in 2004. Mr. Arnoult currently serves on the board of directors of Cardtronics Inc. (NasdaqGM: CATM) and has served on a variety of boards throughout his career, including the board of Visa USA. Mr. Arnoult holds a B.A. in Psychology and a M.B.A. from the University of Texas at Austin. We believe Mr. Arnoult’s extensive banking and financial services experience bring important and valuable skills to our board of directors.

Bruce R. Bilger has served as a member of our board of directors since 2012. Mr. Bilger has over 36 years of providing advice on mergers and acquisitions, financings, and restructurings, particularly in the energy industry. Mr. Bilger is a senior advisor at Lazard Frerès & Co. LLC, a leading investment bank, where he began in January 2008 as managing director, chairman and head of Global Energy, and co-head of the Southwest Investment Banking region. Prior to joining Lazard Frerès & Co. LLC, Mr. Bilger was a partner at the law firm of Vinson & Elkins LLP, where he was head of its 400-plus-attorney Energy Practice Group and co-head of its 175-plus-attorney corporate and transactional practice. Mr. Bilger is or has been a board or committee member with numerous charitable and civic organizations, including the Greater Houston Partnership, the Greater Houston Community Foundation, Reasoning Mind, Positive Coaching Alliance, Texas Children’s Hospital, Asia Society Texas Center, St. Luke’s United Methodist Church, St. John’s School, Dartmouth College and the University of Virginia. Mr. Bilger graduated Phi Beta Kappa from Dartmouth College and has an M.B.A. and law degree from the University of Virginia. We believe Mr. Bilger’s extensive merger and acquisition, financing, and restructuring experience bring important and valuable skills to our board of directors.

Paul Keglevic has served as a member of our board of directors since 2012. Mr. Keglevic has over 34 years of experience with public companies across several industry sectors, including utilities, telecom and transportation. Mr. Keglevic has served as executive vice president and chief financial officer for Energy Future Holdings Corp., (“EFH Corp.”) a Dallas-based energy company with a portfolio of competitive and regulated businesses, since June 2008. In April 2014, EFH Corp. disclosed that its affiliate breached certain covenants in its debt agreements that, if not remedied, would result in various defaults. Upon the occurrence of an event of default under any of these debt agreements, unless the borrower files for Chapter 11 bankruptcy protection, the lenders or noteholders thereunder could elect to declare all amounts outstanding under such debt agreements to be immediately due and payable. If lenders or noteholders accelerate the repayment of all borrowings, EFH Corp. and its subsidiaries would not have sufficient assets and funds to repay those borrowings. Such occurrence would result in EFH Corp. and its applicable subsidiaries filing for protection under Chapter 11 of the US Bankruptcy Code. From July 2002, Mr. Keglevic was at PricewaterhouseCoopers, an accounting firm, where he served as the U.S. utility sector leader for six years and the clients and sector assurance leader for one year. Prior to PricewaterhouseCoopers, Mr. Keglevic led the utilities practice for Arthur Andersen, where he was a partner for 15 years. Mr. Keglevic is a member of the board of directors of the Dallas Chamber of Commerce and has previously served on the state of California Chamber Board and several other charitable and advisory boards. In 2011, Mr. Keglevic was named CFO of the Year by the Dallas Business Journal and received a Distinguished Alumni Award in accounting from Northern Illinois University. Mr. Keglevic received his B.S. in accounting from Northern Illinois University and is a certified public accountant. We believe Mr. Keglevic’s extensive experience with public companies and knowledge of accounting and regulatory issues brings important and valuable skills to our board of directors.

William C. Repko has served as a member of our board of directors since 2012. Mr. Repko has nearly 40 years of investing, finance and restructuring experience. Mr. Repko retired from Evercore Partners in February 2014 where he had served as a senior advisor, senior managing director and was a co-founder of the firm’s Restructuring and Debt Capital Markets Group since September 2005. Prior to joining Evercore Partners Inc., Mr. Repko served as chairman and head of the Restructuring Group at J.P. Morgan Chase, a leading investment banking firm, where he focused on providing comprehensive solutions to clients’ liquidity and reorganization challenges. In 1973, Mr. Repko joined Manufacturers Hanover Trust Company, a commercial bank, which after a series of mergers became part of J.P. Morgan Chase. Mr. Repko has been named to the Turnaround Management Association (TMA)-sponsored Turnaround, Restructuring and Distressed Investing ndustry Hall of Fame.

Mr. Repko received his B.S. in Finance from Lehigh University. We believe Mr. Repko’s extensive investing, finance, and restructuring experience bring important and valuable skills to our board of directors.

Interested Directors

Robert T. Ladd has served as the Chairman of our board of directors and Chief Executive Officer and President since 2012. Mr. Ladd is the managing partner and Chief Investment Officer of Stellus Capital Management, LLC, the external investment manager of the Company. Mr. Ladd has more than 33 years of investing, finance, and restructuring experience. Prior to joining Stellus Capital Management, he had been with the D. E. Shaw group, a global investment and technology development firm, where he led the D. E. Shaw group’s Direct Capital Group from February 2004 to January 2012. Prior to joining the D. E. Shaw group, Mr. Ladd served as the president of Duke Energy North America, LLC, a merchant energy subsidiary of Duke Energy Corporation, and president and chief executive officer of Duke Capital Partners, LLC, a merchant banking subsidiary of Duke Energy Corporation, from September 2000 to February 2004. From February 1993 to September 2000, Mr. Ladd was a partner of Arthur Andersen LLP where he last served as worldwide managing partner for Arthur Andersen’s corporate restructuring practice and U.S. managing partner for that firm’s corporate finance practice. Before joining Arthur Andersen, from June 1980 to February 1993, Mr. Ladd served in various capacities for First City Bancorporation of Texas, Inc., a bank holding company, and its subsidiaries, including serving as president of First City Asset Servicing Company, an asset management business and executive vice president for the Texas Banking Division. He is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Business of Rice University, as well as a member of the University of Texas Health Science Center Development Board and the University of Texas Medical School of Houston Advisory Council. Mr. Ladd received a B.A. in managerial studies and economics from Rice University, and an M.B.A. from The University of Texas at Austin, where he was a Sord Scholar and recipient of the Dean's Award for Academic Achievement. We believe Mr. Ladd’s extensive investing, finance, and restructuring experience bring important and valuable skills to our board of directors.

Dean D’Angelo has served as a member of our board of directors since 2012. Mr. D’Angelo is a founding partner of Stellus Capital Management, LLC, the external investment manager of the Company, and co-head of its Private Credit strategy and serves on its investment committee. He has over 22 years of experience in investment banking and principal investing. From August 2005 to January 2012, Mr. D’Angelo was a director in the Direct Capital Group at the D. E. Shaw group, a global investment and technology development firm. Prior to joining the D. E. Shaw group, Mr. D’Angelo was a principal of Allied Capital Corporation, a publicly-traded business development company, where he focused on making debt and equity investments in middle-market companies from May 2003 to August 2005. From September 2000 to April 2003, Mr. D’Angelo served as a principal of Duke Capital Partners, LLC, a merchant banking subsidiary of Duke Energy Corporation, where he focused on providing mezzanine, equity, and senior debt financing to businesses in the energy sector. From January 1998 to September 2000, Mr. D’Angelo was a product specialist for Banc of America Securities, LLC where he provided banking services to clients principally in the energy sector. Mr. D’Angelo began his career in the bankruptcy and consulting practice of Coopers & Lybrand L.L.P. in Washington, D.C. Mr. D’Angelo received his B.B.A. in accounting from The College of William and Mary, his M.A. in international economics and relations from The Paul H. Nitze School of Advanced International Studies at The Johns Hopkins University, and his M.B.A., with a concentration in finance, from the Wharton School of the University of Pennsylvania. We believe Mr. D’Angelo’s extensive investment banking and principal investing experience bring important and valuable skills to our board of directors.

Joshua T. Davis has served as a member of our board of directors since 2012. Mr. Davis is a founding partner of Stellus Capital Management, LLC, the external investment manager of the Company and co-head of its Private Credit strategy and serves on its investment committee. He has more than 18 years of investing, finance, and restructuring experience. Prior to joining Stellus Capital Management, Mr. Davis was a director in the Direct Capital Group at the D. E. Shaw group, a global investment and technology development firm, since March 2004. Prior to joining the D. E. Shaw group, Mr. Davis served as a managing director at Milestone Merchant Partners, LLC, a boutique merchant bank from May 2003 to February 2004 and a vice president of Duke Capital Partners, LLC, a merchant banking subsidiary of Duke Energy Corporation, from May 2002 to May 2003. Mr. Davis also served as a director of Arthur Andersen LLP, a consulting firm, from May 1995 to May 2002. Mr. Davis received a B.B.A. in accounting and finance from Texas A&M University. We believe Mr. Davis’ extensive investing, finance, and restructuring experience bring important and valuable skills to our board of directors.

Executive Officers Who Are Not Directors

W. Todd Huskinson has served as our Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary since 2012. Mr. Huskinson is also a founding partner of Stellus Capital Management, LLC, the external investment manager of the Company. He has over 25 years of experience in finance, accounting and operations. From August 2005 to January 2012, Mr. Huskinson was a director in the D. E. Shaw group’s Direct Capital Group, a global investment and technology development firm. Prior to joining the D. E. Shaw group, Mr. Huskinson was a Managing Director at BearingPoint (formerly KPMG Consulting), a management consulting firm, where he led the Houston office’s middle-market management consulting practice from July 2002 to July 2005. Prior to BearingPoint, Mr. Huskinson was a partner of Arthur Andersen, LLP, an accounting firm, where he served clients in the audit, corporate finance and consulting practices from December 1987 to June 2002. Mr. Huskinson received a B.B.A in accounting from Texas A&M University and is a certified public accountant.

Board of Directors and Its Leadership Structure

Our business and affairs are managed under the direction of our Board. The Board consists of seven members, four of whom are not “interested persons” of the Company, or its affiliates as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our “independent directors.” The Board elects our officers, who serve at the discretion of the Board. The responsibilities of the Board include quarterly valuation of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities.

Oversight of our investment activities extends to oversight of the risk management processes employed by Stellus Capital Management as part of its day-to-day management of our investment activities. The Board anticipates reviewing risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of Stellus Capital Management as necessary and periodically requesting the production of risk management reports or presentations. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Stockholders should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of investments.

The Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, and may establish additional committees from time to time as necessary. The scope of the responsibilities assigned to each of these committees is discussed in greater detail below. Mr. Ladd serves as Chief Executive Officer, Chairman of the Board and a member of Stellus Capital Management’s investment committee and Messrs. D’Angelo and Davis are each a member of Stellus Capital Management’s investment committee and a member of our Board. We believe that Mr. Ladd’s history with Stellus Capital Management, his familiarity with its investment platform, and his extensive knowledge of and experience in the financial services industry qualify him to serve as the Chairman of our Board.

The Board does not have a lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairman of the Board, but believe these potential conflicts are offset by our strong corporate governance practices. Our corporate governance practices include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of an audit committee and a nominating and corporate governance committee, each of which is comprised solely of independent directors, and the appointment of a Chief Compliance Officer, with whom the independent directors meet without the presence of interested directors and other members of management, for administering our compliance policies and procedures. The Chairman of the Audit Committee or his designee will preside over the executive sessions of our independent directors.

The Board believes that its leadership structure is appropriate in light of our characteristics and circumstances because the structure allocates areas of responsibility among the individual directors and the committees in a manner that affords effective oversight. Specifically, the Board believes that the relationship of Messrs. Ladd, D’Angelo and Davis with Stellus Capital Management provides an effective bridge between the Board and management, and encourages an open dialogue between management and our Board, ensuring that these groups act with a common purpose. The Board also believes that its small size creates a highly efficient governance structure that provides ample opportunity for direct communication and interaction between our management, Stellus Capital Management and the Board.

Board Meetings

Our Board met seven times during 2013. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. The Board's standing committees are set forth below. We require each director to make a diligent effort to attend all Board and committee meetings, as well as each Annual Meeting of Stockholders. All of the Board members attended the Company’s 2013 Annual Meeting of Stockholders.

Audit Committee

The members of the audit committee are Messrs. Keglevic, Bilger and Repko, each of whom meets the independence standards established by the SEC and the New York Stock Exchange (the “NYSE”) for audit committees and is independent for purposes of the 1940 Act. Mr. Keglevic serves as chairman of the audit committee. Our Board has determined that Mr. Keglevic is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has adopted a charter of the audit committee, which is available in print to any stockholder who requests it and it is also available on the Company's website at www.stelluscapital.com. The audit committee met six times during 2013.

The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. The audit committee is also responsible for aiding our Board in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. The Board and audit committee utilizes the services of an independent valuation firm to help them determine the fair value of these securities.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Arnoult, Bilger and Keglevic, each of whom is independent for purposes of the 1940 Act and the NYSE corporate governance regulations. Mr. Arnoult serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee met once during 2013. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board and our management.

The nominating and corporate governance committee will consider nominees to the Board recommended by a stockholder if such stockholder complies with the advance notice provisions of our bylaws. Our bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our corporate secretary. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended, and certain other information set forth in the bylaws. In order to be eligible to be a nominee for election as a director by a stockholder, such potential nominee must deliver to our corporate secretary a written questionnaire providing the requested information about the background and qualifications of such person, and would be in compliance with all of our publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

The nominating and corporate governance committee has not adopted a formal policy with regard to the consideration of diversity in identifying individuals for election as members of the Board, but the committee will consider such factors as it may deem are in our best interests and those of our stockholders. Those factors may include a person’s differences of viewpoint, professional experience, education and skills, as well as his or her race, gender and national origin. In addition, as part of the board’s annual self assessment, the members of the nominating and corporate governance committee will evaluate the membership of the Board and whether the board maintains satisfactory policies regarding membership selection.

Compensation Committee

The members of the Compensation Committee are Messrs. Repko, Bilger and Arnoult, each of whom is independent for purposes of the 1940 Act and the NYSE corporate governance regulations. Mr. Repko serves as chairman of the Compensation Committee. The compensation committee met three times during 2013. The compensation committee is responsible for overseeing our compensation policies generally and making recommendations to the Board with respect to evaluating executive officer performance, overseeing and setting compensation for our directors and, as applicable, our executive officers and, as applicable, preparing the report on executive officer compensation that SEC rules require to be included in our annual proxy statement. Currently, none of our executive officers is compensated by us and as such the compensation committee is not required to produce a report on executive officer compensation for inclusion in our annual proxy statement.

The compensation committee has the sole authority to retain and terminate any compensation consultant assisting the compensation committee, including sole authority to approve all such compensation consultants’ fees and other retention terms. The compensation committee may delegate its authority to subcommittees or the chairman of the compensation committee when it deems appropriate and in our best interests.

Compensation of Directors

The following table shows information regarding the compensation received by our independent directors for the calendar year ending December 31, 2013. No compensation is paid to directors who are “interested persons” for their service as directors.

Name	Aggregate Cash Compensation from Stellus Capital Investment Company(1)	Total Compensation from Stellus Capital Investment Company Paid to Director(1)
Interested Directors
Robert T. Ladd	$—	$—
Dean D’Angelo	$—	$—
Joshua T. Davis	$—	$—
Independent Directors
J. Tim Arnoult	$84,000	$84,000
Bruce R. Bilger	$85,000	$85,000
Paul Keglevic	$92,000	$92,000
William C. Repko	$89,000	$89,000

(1)	For a discussion of the independent directors’ compensation, see below. We do not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits.

The independent directors receive an annual fee of $55,000. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in person or telephonically each regular board of directors meeting and each special telephonic meeting. They also receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended in person and each telephonic committee meeting. The chairmen of the audit committee, the compensation committee and the nominating and corporate governance committee receive an annual fee of $10,000, $5,000 and $5,000, respectively. We have obtained directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors have the option of having their directors’ fees paid in shares of our common stock issued at a price per share equal to the greater of NAV or the market price at the time of payment. No compensation is paid to directors who are “interested persons.”

Corporate Governance

Corporate Governance Documents

We maintain a corporate governance webpage at the “Corporate Governance” link under the “Stellus Capital Investment Corporation” link at www.stelluscapital.com.

Our Corporate Governance Procedures, Code of Ethics and Business Conduct, Code of Ethics and Board committee charters are available at our corporate governance webpage at www.stelluscapital.com and are also available to any stockholder who requests them by writing to our Secretary, W. Todd Huskinson, at Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027.

Director Independence

In accordance with rules of the NYSE, the Board annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Company's Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has changed.

In order to evaluate the materiality of any such relationship, the Board uses the definition of director independence set forth in the NYSE Listed Company Manual. Section 303A.00 of the NYSE Listed Company Manual provides that business development companies, or BDCs, such as the Company, are required to comply with all of the provisions of Section 303A applicable to domestic issuers other than Sections 303A.02, the section that defines director independence. Section 303A.00 provides that a director of a BDC shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the last two years had, a material business or professional relationship with the Company.

The Board has determined that each of the directors is independent and has no relationship with the Company, except as a director and stockholder of the Company, with the exception of Messrs. Ladd, D’Angelo and Davis, who are interested persons of the Company due to their positions as officers of the Company and/or officers of Stellus Capital Management, LLC, our external investment adviser.

Annual Evaluation

Our directors perform an evaluation, at least annually, of the effectiveness of the Board and its committees. This evaluation includes an annual questionnaire and Board and Board committee discussion.

Communication with the Board

We believe that communications between our Board, our stockholders and other interested parties are an important part of our corporate governance process. Stockholders with questions about the Company are encouraged to contact our Secretary, W. Todd Huskinson, at (713) 292-5400. However, if stockholders believe that their questions have not been addressed, they may communicate with the Company’s Board by sending their communications to Stellus Capital Investment Corporation, 4400 Post Oak Parkway, Suite 2200, Houston, Texas 77027, Attn.: Board of Directors. All stockholder communications received in this manner will be delivered to one or more members of the Board.

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or policies, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, will be referred to our Audit Committee.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Code of Business Conduct and Ethics

Our code of ethics, which is signed by directors and executive officers of the Company, requires that directors and executive officers avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the code of ethics which is available on our website under the “Corporate Governance” link under the “Stellus Capital Investment Corporation” link at www.stelluscapital.com, each director and executive officer must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the Audit Committee. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the Board.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of the members are present or past employees of the Company. No member of the Compensation Committee: (i) has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to the Company. As a BDC, the 1940 Act restricts the Company from participating in transactions with any persons affiliated with the Company, including our officers, directors, and employees and any person controlling or under common control with us.

In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with the Company, our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, the Company, companies controlled by us and our employees and directors.

The Company will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, the Company has taken appropriate actions to seek Board review and approval or exemptive relief from the SEC for such transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the disclosure requirements of Item 405 of SEC Regulation S-K require that our directors and executive officers, and any persons holding more than 10% of any class of our equity securities report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, the NYSE and to us. Based solely on a review of the written statements and copies of such reports furnished to us by our executive officers, directors and greater than 10% beneficial owners, we believe that during fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to the executive officers, directors and stockholders were timely satisfied.

EXECUTIVE COMPENSATION

Currently, none of our executive officers are compensated by us. We currently have no employees, and each of our executive officers is also an employee of Stellus Capital Management, LLC. Services necessary for our business are provided by individuals who are employees of Stellus Capital Management, LLC, pursuant to the terms of the investment advisory and management agreement and the administration agreement.

PROPOSAL 2: AUTHORIZE THE COMPANY TO SELL OR OTHERWISE ISSUE UP TO 25%
OF THE COMPANY’S OUTSTANDING COMMON STOCK AT AN OFFERING PRICE
PER SHARE THAT IS BELOW THE COMPANY’S THEN CURRENT NAV

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the current NAV of such stock, with certain exceptions. One such exception would permit the Company to sell or otherwise issue shares of its common stock during the next year at a price below the Company’s then current NAV if its stockholders approve such a sale and the Company’s directors make certain determinations.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or issue shares of its common stock in an amount up to 25% of the outstanding common stock as of the date when this proposal is approved by the stockholders at an offering price per share that is below its then current NAV, subject to certain conditions discussed below. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2014 Annual Meeting of Stockholders and the date of the Company’s 2015 Annual Meeting of Stockholders, which is expected to be held in June 2015. The latest date at which such authorization would expire is June 26, 2015.

Effect of Approval

Generally, equity securities sold in public securities offerings are priced based on market prices, quoted on exchanges such as the NYSE, rather than NAV. The Company is seeking the approval of a majority of its common stockholders of record to offer and sell shares of its common stock at prices that, net of underwriting discount or commissions, may be less than NAV so as to permit management the flexibility in pricing new share issuances it may require from time to time during the authorized period as a result of market conditions.

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount from NAV or at premiums that are unsustainable over the long term are separate and distinct from the risk that our NAV will decrease. Although the Company’s shares of common stock has had a limited trading history, the shares of common stock have traded at both a premium to NAV and at a discount to the net assets attributable to those shares. Given the volatility in the stock market, we cannot predict whether our common stock will trade at a premium to NAV or trade at a discount to NAV in the future.

The following table, representing the entire public trading history of our common stock since our initial public offering in November 2012, lists the high and low closing sales prices for our common stock and the sales price as a percentage of NAV. On April 25, 2014, the last reported closing sale price of our common stock was $13.75 per share which represents a discount of approximately 94.6% to the NAV reported as of December 31, 2013.

		Price Range		Premium/Discount of High Sales Price to NAV	Premium/Discount of Low Sales Price to NAV
	NAV(1)	High	Low
December 31, 2012
Fourth Quarter(2)	$14.45	$16.38	$15.00	113.4%	103.8%
December 31, 2013
First Quarter	14.56	16.73	14.51	114.9%	99.7%
Second Quarter	14.60	14.99	14.72	102.7%	101.2%
Third Quarter	14.57	15.39	14.67	105.6%	101.1%
Fourth Quarter	14.54	15.62	14.28	107.4%	98.2%
December 31, 2014
First quarter	*	15.06	14.17	*	*
Second quarter (from April 1, 2014 to April 25, 2014)	*	14.61	13.64	*	*

(1)	NAV is generally determined as of the last day in the relevant quarter and therefore may not reflect the NAV on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.
(2)	From November 8, 2012 (commencement of trading) to December 31, 2012.
*	NAV has not yet been calculated for this period.

Reasons for Approval

As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of common stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must comply with an asset to debt ratio requirement that prohibits the Company from incurring debt or issuing senior securities if the ratio is greater than 2:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company strives to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Even though the underlying performance of a particular portfolio company may not indicate an impairment or its inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and result in unrealized write-downs of those investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company's portfolio companies, if any, negatively impact stockholders' equity and the resulting asset to debt ratio.

Exceeding the 2:1 asset to debt ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this ratio, the markets it operates in and the general economy may be volatile and uncertain. Volatility in the capital markets could result in negative pressure on investment valuations, potentially negatively impacting the Company's stockholders' equity and the Company's asset to debt ratio.

Dislocations and more frequent volatility in the credit markets have in the past created, and may in the future create, favorable opportunities to invest at attractive risk-adjusted returns. While the current market is not experiencing market dislocation and volatility, there can be no assurance that they will not worsen again in the future. If these adverse market conditions return, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future.

Without the approval of a majority of its common stockholders to sell stock at prices below its current NAV, the Company would be precluded from selling shares of its common stock to raise capital during periods where the market price for its common stock is below its current NAV and may be precluded from selling shares when the market price for its common stock is not sufficiently above its current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than its current NAV.

The Company believes that having the flexibility to issue its common stock below NAV in certain instances will benefit all of its stockholders. The Company expects that it will be periodically presented with attractive opportunities that require the Company to make an investment commitment quickly. As discussed above, the Company may not have sufficient access to capital to take advantage of investment opportunities presented to it unless it is able to quickly raise additional capital. In the future, the market value of the Company’s common stock may trade below NAV resulting in a net price per share below NAV, which has not been uncommon for BDCs like the Company. Alternatively, the Company’s NAV could increase without a commensurate increase in the Company’s stock price.

The ability to issue shares below NAV also minimizes the likelihood that the Company would consider selling assets it would not otherwise sell at times that may be disadvantageous to the Company.

Further, to the extent the Company issues shares of its common stock below NAV in a publicly registered transaction, the Company’s market capitalization and the number of its publicly tradable common stock will increase, thus potentially affording all common stockholders greater liquidity.

Conditions to Sales Below NAV

If this proposal is approved, the Company will only sell shares of its common stock at a net price below NAV during the specified one year period if the following conditions are met:

•	a majority of the Company's independent directors who have no financial interest (other than ownership of shares of the Company’s common stock) in the sale have determined that such sale would be in the best interests of the Company and its stockholders;
•	majority of the Company's independent directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount; and
•	following such issuance, not more than 25% of the Company’s then outstanding shares as of the date of stockholder approval will have been issued at a price less than the Company’s then current NAV.

Key Stockholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, common stockholders should consider the dilutive effect on the NAV per outstanding share of common stock of the issuance of shares of the Company’s common stock at an offering price that is below the NAV per share. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of the Company will consider the potential dilutive effect of the issuance of shares at a price below the NAV when considering whether to authorize any such issuance.

When stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets per share of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock at a price below NAV will dilute a stockholder's holdings of common stock as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder's percentage interest. Further, if the stockholder does not purchase any shares to maintain the stockholder's percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the stockholder's voting power, as well as other interests, will be diluted.

Examples of Dilutive Effect

The following table illustrates the reduction to NAV and dilution that would be experienced by a nonparticipating stockholder in different hypothetical offerings of different sizes and levels of discount from NAV, although it is not possible to predict the level of market price decline that may occur. Sales prices and discounts are hypothetical in the presentation below.

The examples assume that Company XYZ has 10,000,000 common shares outstanding, $150,000,000 in total assets and $50,000,000 in total liabilities. The current net asset value and NAV are thus $100,000,000 and $10.00, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 1,000,000 shares (10% of the outstanding shares) with proceeds to the Company at $9.00 per share after offering expenses and commissions, and (2) an offering of 2,500,000 shares (25% of the outstanding shares) with proceeds to the Company at $8.50 per share after offering expenses and commissions (a 15% discount from net asset value).

	Prior to Sale Below NAV	Example 1 10% Offering at 10% Discount		Example 2 25% Offering at 15% Discount
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$9.58	—	$9.05	—
Net Proceeds per Share to Issuer	—	$9.00	—	$8.50	—
Decrease to NAV
Total Shares Outstanding	10,000,000	11,000,000	10.0%	12,500,000	25.0%
NAV	$10.00	$9.91	(0.9)%	$8.50	(3.0)%
Share Dilution to Stockholder
Shares Held by Stockholder A	100,000	100,000	—	100,000	—
Percentage of Shares Held by Stockholder A	1.0%	0.91%	—	0.8%	—
Total Asset Values
Total NAV Held by Stockholder A	$1,000,000	$991,000	(0.9)%	$850,000	(3.0)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$1,000,000	$1,000,000	—	$1,000,000	—
Total Dilution to Stockholder A (Change in Total NAV Held By Stockholder)	—	$(9,000)	—	$(150,000)	—
Per Share Amounts
NAV Held by Stockholder A	—	$9.91	—	$8.50	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A	—	$(0.09)		$(1.50)
Percentage Dilution per Share Held by Stockholder A	—	—	(0.9)%	—	(3.0)%

Required Vote

Approval of this proposal requires the affirmative vote of (i) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting; and (ii) a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting which are not held by affiliated persons of the Company.

For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as the lesser of: (i) 67% or more of the voting securities present at the Annual Meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (ii) more than 50% of our outstanding voting securities. Abstentions and broker non-votes will have the effect of a vote against this proposal. An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

The Board unanimously recommends a vote “for” the proposal to authorize the Company to sell or otherwise issue up to 25% of the Company’s outstanding common stock at an offering price per share that is below the Company’s then current NAV.

PROPOSAL 3: TO AUTHORIZE THE COMPANY TO ISSUE WARRANTS,
OPTIONS OR RIGHTS TO SUBSCRIBE TO, CONVERT TO, OR PURCHASE
OUR COMMON STOCK IN ONE OR MORE OFFERINGS

The Company’s Board believes it would be in the best interests of the Company to have the ability to issue warrants, options or rights to subscribe to, convert to, or purchase shares of the Company’s common stock, which may include convertible debentures, under appropriate circumstances in public or private transactions in connection with the capital raising and financing activities of the Company. Sections 18(d) and 61(a) of the 1940 Act restrict the ability of a BDC, such as the Company, issue warrants, options or rights to subscribe or to convert to voting securities of the Company. If warrants, options or rights are to be issued, the proposal must be approved by our stockholders. Thus, the Company’s Board has approved and recommends to the stockholders for their approval the proposal authorize the Company to issue warrants, options or rights to subscribe to, convert to or purchase shares of the Company’s common stock. If this proposal is approved, we will be authorized to issue such warrants, options or rights as part of, or together with, any other securities we may issue, such as convertible debentures or debt securities issued together with warrants to acquire shares of the Company’s common stock, or on a standalone basis.

If this proposal is approved, any issuances of warrants, options or rights to subscribe to, convert to or purchase shares of the Company’s common stock would be made in accordance with Section 61(a)(3) of the 1940 Act, pursuant to which the Company would be permitted to issue securities that may be converted into or exercised for shares of our common stock at a conversion or exercise price per share not less than our current market price at the date such securities are issued. This conversion or exercise price may, however, be less than our NAV per share (i) at the date such securities are issued or (ii) at the date such securities are converted into or exercised for shares of our common stock.

Background and Reasons

The Company’s management and the Board have determined that it would be advantageous to the Company to have the ability to issue warrants, options or rights to subscribe to, convert to or purchase common stock, which may include convertible debentures, in connection with the financing and capital raising activities of the Company.

We believe our ability to issue warrants, options or rights to subscribe to, convert to, or purchase shares of our common stock would increase our flexibility in obtaining additional sources of capital, such as from investors interested in purchasing convertible debentures, and allow us to lower our overall cost of capital. Such securities typically allow the purchaser of the securities to participate in any increase in the value of the issuer’s or borrower’s common stock. By allowing purchasers of the securities to share in increases in the value of the common stock, such purchasers typically are willing to accept a lower specified return on the other securities than they would without such exercise/conversion feature. In this regard, a convertible debenture at issue typically yields 1% to 3% less than a debenture that is not convertible into shares of common stock. If we are able to lower our cost of capital, we believe that we could increase the amount of income we generate and, as a result, increase the dollar amount of dividends we pay to our shareholders. In this regard, the Company believes that it may be able to issue unsecured convertible debentures at attractive interest rates if it had the authority it is seeking under this proposal given the current favorable market for unsecured convertible debentures and low interest rate environment.

In addition, the severe stress in the financial markets experienced in late 2007 and 2008 has highlighted the importance to us of maintaining a flexible capital structure, including through the ability to issue convertible debentures and warrants. Although the financial markets have continued to improve since such time, capital may not be available to us on favorable terms, or at all, in light of the inherent uncertainty and volatility of the financial markets. As a result, our ability to issue warrants, options or rights to subscribe to, convert to, or purchase shares of our common stock, which may include convertible debentures, may be an effective way for us to raise capital in the current environment.

Finally, the issuance of warrants, options or rights to subscribe to, convert to, or purchase shares of common stock is a common practice in connection with the sale of securities through private placements or obtaining debt financing and approval of this proposal would place us in substantially the same position as corporations that are not business development companies and other business development companies whose stockholders have approved proposals similar to this proposal.

The Company has no immediate plans to issue any such warrants, options or rights. However, in order to provide flexibility for future issuances, which typically must be undertaken quickly, the Board has approved and is seeking stockholder approval of this proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to or purchase shares of common stock either accompanied by or not accompanied by other securities of the Company. The final terms of any warrants, options or rights (subject to the requirements noted in Section 61 of the 1940 Act), including exercise/conversion price, term and exercise/conversion requirements would be determined by the Board at the time of issuance. Also, the nature and amount of consideration that would be received by the Company at the time of issuance and the use of any such consideration would be considered and approved by the Board at the time of issuance. You should be aware that the authority sought under this proposal has no expiration.

Conditions to Issuance

Each issuance of warrants, options or rights to subscribe for, convert to or purchase shares of our common stock would comply with Section 61(a) of the Investment Company Act. Specifically:

•	the exercise or conversion feature of the warrants, options or rights must expire within 10 years of issuance;
•	the exercise or conversion price for the warrants, options or rights must not be less than the current market value of the common stock at the date of the issuance of the warrants, options or rights; and
•	the individual issuances of warrants, options or rights must be approved by a majority of the directors who are not “interested persons” as defined in the 1940 Act on the basis that such issuance is in our and our stockholders’ best interests.

In addition, if such securities are accompanied by other securities when issued, the securities cannot be separately transferable unless no class of such securities and the other securities that accompany them has been publicly distributed.

Section 61(a) of the 1940 Act also limits the number of warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock that can be issued pursuant to this proposal. Specifically, the amount of voting securities that would result from the exercise or conversion of all of the Company’s warrants, options or rights to subscribe to, convert to, or purchase the Company’s common stock at the time of issuance shall not exceed 25% of the Company’s outstanding voting securities.

In addition, it is possible that the Board would authorize the issuance of warrants or securities to subscribe for or convert into shares of the Company’s common stock that contain anti-dilution protections, to the extent permissible under the 1940 Act, and that, as a result of such anti-dilution protections, the price at which such securities may be exercisable for or convertible into shares of the Company’s common stock may be adjusted to a price less than the current market value per share of the Company’s common stock at the time of such adjustment. Such anti-dilution protections, if granted, would generally benefit the holder of such warrants or securities to subscribe for or convert into shares of the Company’s common stock by providing for an adjustment in the number of shares that may be received thereon or in the exercise or conversion price thereof. For example, if the Company were to effectuate a two-for-one forward stock split of its common stock, it would double the number of common shares outstanding and reduce the market price for its common stock by half. Alternatively, if the Company were to effectuate a one-for-two reverse stock split, it would reduce the number of common stock outstanding by half and double the market value of its common stock. Finally, the Company would not authorize the issuance of warrants or securities to subscribe for or convert into shares of the Company’s common stock that do not contain anti-dilution provisions relating to extraordinary corporate events that increase or decrease the number of shares of the Company’s authorized common stock, including reverse stock splits, forward stock splits and stock dividends.

Key Stockholder Considerations

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of warrants, options or rights to subscribe to, convert to, or purchase shares of the Company’s common stock. Because the exercise or conversion price per share at the time of exercise or conversion could be less than the net asset value per share of our common stock at the time of exercise or conversion, such exercise or conversion could result in a dilution of the net asset value per share of our common stock at the time of such exercise. Any exercise of warrants or securities to subscribe for or convert into shares of the Company’s common stock at an exercise or conversion price that is below net asset value per share of our common stock at the time of such exercise or conversion would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the net asset value per share of our common stock as a result of the proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance.

The Company cannot state precisely the amount of any such dilution because it does not know at this time what number of shares of common stock would be issuable upon exercise or conversion of any such securities that are ultimately issued. Because the exercise or conversion price per share could be less than the net asset value per share of our common stock at the time of exercise or conversion (including through the operation of anti-dilution protections), such issuance could result in a dilution of NAV at the time of exercise or conversion. The amount of any decrease in the net asset value per share of our common stock is not predictable because it is not known at this time (a) what the exercise or conversion price and the net asset value per share of our common stock would at the time of exercise or conversion or (b) what number or amount (if any) of such securities would be issued. Such dilution, however, could be substantial given that there is no limit on the amount of dilution of NAV that may be incurred in connection with any warrants, options or rights issued under this proposal. Stockholders would indirectly bear the cost of issuing or paying interest or dividends on any warrants, options or rights to subscribe to, convert to, or purchase shares of the Company’s common stock.

This proposal does not limit the Company’s ability to issue securities to subscribe for or convert into shares of its common stock at an exercise or conversion price below the net asset value per share of our common stock at the time of exercise or conversion (including through the operation of anti-dilution protections) so long as such issuance is within the 25% limitation set forth under Section 61(a) of the 1940 Act described above. The only requirement with respect to the exercise or conversion price is that it be not less than the lesser of the market value per share of the Company’s common stock on the date of issuance of the securities to subscribe for or convert into shares of its common stock or, if no such market value exists, the then current NAV of the Company’s common stock on the date of issuance of the securities to subscribe for or convert into shares of its common stock.

If this proposal is approved, no further authorization from our stockholders will be solicited by the Company prior to the issuance of any warrants, options or rights to subscribe to, convert to or purchase shares of common stock including if the issuance would result in a dilution of NAV at the time of exercise or conversion thereof.

Example of Impact of Exercise of Warrant to Acquire Common Stock on Net Asset Value Per Share

The table below illustrates the impact on the NAV per common share of a BDC that would be experienced upon the exercise of a warrant to acquire shares of common stock of the BDC.

Specifically, the example assumes that the BDC has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities at the time of the exercise of the warrant. As a result, the NAV and NAV per common share of the BDC are $10,000,000 and $10.00, respectively.

Further, the example assumes that the warrant permits the holder thereof to acquire 250,000 common shares under the following three different scenarios: (i) with an exercise price equal to a 10% premium to the BDC’s NAV per share at the time of exercise, or $11.00 per share, (ii) with an exercise price equal to the

BDC’s NAV per share at the time of exercise, or $10.00 per share, and (iii) with an exercise price equal to a 10% discount to the BDC’s NAV per share at the time of exercise, or $9.00 per share.

Warrant Exercise Price	NAV Per Share Prior To Exercise	NAV Per Share After Exercise
10% premium to NAV per common share	$10.00	$10.20
NAV per common share	$10.00	$10.00
10% discount to NAV per common share	$10.00	$9.80

Although have we chosen to demonstrate the impact on the NAV per common share of a BDC that would be experienced by existing stockholders of the BDC upon the exercise of a warrant to acquire shares of common stock of the BDC, the results noted above would be similar in connection with the exercise or conversion of other securities exercisable or convertible into shares of the BDC’s common stock. In addition, the example does not take into account the impact of other securities that may be issued in connection with the issuance of exercisable or convertible securities (e.g., the issuance of shares of common stock in conjunction with the issuance of warrants to acquire shares of common stock). Further, although we have chosen to demonstrate the impact of a 10% discount to the BDC’s NAV per share at the time of exercise, there is no limit as to the discount to the BDC’s NAV that could be experienced by existing shareholders upon exercise or conversion.

Required Vote

This proposal requires the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon at the Annual Meeting.

The Board unanimously recommends a vote “for” the proposal to authorize the Company to issue warrants, options or rights to subscribe to, convert to, or purchase our common stock in one or more offerings.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following aggregate fees by Grant Thornton, the Company’s independent registered public accounting firm, were billed to the Company for work attributable to 2013 audit, tax and other services.

	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012(1)
Audit Fees	$174,630	$187,350
Audit-Related Fees	$—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees:	$174,630	$187,350

(1)	Since inception on May 18, 2013.

Services rendered by Grant Thornton in connection with fees presented above were as follows:

Audit Fees.  Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Fees.  Tax fees include professional fees for tax compliance and tax advice.

All Other Fees.  Fees for other services would include fees for products and services other than the services reported above.

Pre-Approval Policy

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax and other services to be provided by Grant Thornton, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit and non-audit services performed by the independent auditor in order to assure that the provision of such service does not impair the auditor’s independence. In accordance with the pre-approval policy, the Audit Committee includes every year a discussion and pre-approval of such services and the expected costs of such services for the year.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval at the first Audit Committee meeting of the year must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Grant Thornton, the Company’s independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and
•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable Public Company Accounting Oversight Board rule regarding the independent accountant’s communications with audit committees concerning independence and has discussed with the auditors the auditors’ independence. The Audit Committee has also considered the compatibility of non-audit services with the auditors’ independence.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also recommended the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014 and the Board approved such recommendation.

The Audit Committee

Paul Keglevic, Chairman
Bruce R. Bilger
William C. Repko

OTHER BUSINESS

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the Annual Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Annual Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Annual Meeting unless certain securities law requirements are met.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2015 Annual Meeting of Stockholders will be held in June 2015, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must submit the proposal in writing to the Company at its address in Houston, Texas, and the Company must receive the proposal on or before December 30, 2014, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Stockholder proposals or director nominations to be presented at the 2015 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC's Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days or more than 150 days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting of Stockholders. For the Company's 2015 Annual Meeting of Stockholders, the Company must receive such proposals and nominations between November 30, 2014 and December 30, 2014. If the date of the Annual Meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year's proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2015 Annual Meeting of Stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company's Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

PRIVACY PRINCIPLES

We are committed to maintaining the privacy of our stockholders and to safeguarding their nonpublic personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any nonpublic personal information relating to our stockholders, although certain nonpublic personal information of our stockholders may become available to us. We do not disclose any nonpublic personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third-party administrator).

We restrict access to nonpublic personal information about our stockholders to employees of Stellus Capital Management and its affiliates with a legitimate business need for the information. We intend to maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our stockholders.

By Order of the Board

W. Todd Huskinson
Chief Financial Officer, Chief
Compliance Officer, Secretary
and Treasurer

Houston, Texas
April 29, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Joshua T. Davis   02 Bruce R. Bilger

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000212802_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

STELLUS CAPITAL INVESTMENT CORPORATION
Annual Meeting of Stockholders
June 26, 2014 10:00 AM (CDT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert T. Ladd and Dean D'Angelo, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Stellus Capital Investment Corporation, a Maryland corporation, which the undersigned may be entitled to vote at the 2014 Annual Meeting of Stockholders of Stellus Capital Investment Corporation, to be held at The St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on June 26, 2014, at 10:00 a.m., Central Time, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000212802_2 R1.0.0.51160